Exhibit 4.8

NOTICE OF LONG-TERM INCENTIVE AWARD GRANT
UNDER THE
FREIGHTOS LIMITED
2022 LONG-TERM INCENTIVE PLAN
ISRAELI PARTICIPANTS

This Notice evidences the long-term incentive award grant that is a combination of Restricted Share Units (“RSUs”) and Performance Share Award (the “Performance Shares”, and together with the RSUs, the “Awards”) that has been granted to you, subject to and conditioned upon your agreement to the terms of the attached Award Agreement and the special provisions, if any, for the Grantee’s country of residence in the appendix attached hereto as Attachment A (the “Agreement”). The Award entitles you to receive ordinary shares, par value $0.00001 per share (“Shares”), of Freightos Limited, an exempted company incorporated under the laws of the Cayman Islands (the “Company”), under the Freightos Limited 2022 Long-Term Incentive Plan and its Sub-Plan for Israeli Participants (the Plan and its Sub-Plan shall be referred herein as the “Plan”). This Notice constitutes part of and is subject to the terms and provisions of the Agreement and the Plan, which are incorporated by reference herein. You must return an executed copy of this Notice to the Company within 90 days of the grant date. If you fail to do so, the Awards may be rendered null and void at the Company’s discretion.

Grantee:

Type of Award (✓check one):

designated as 102 Capital Gains Track Award (with Trustee) (Israel)
designated as 102 Ordinary Income Track Award (with Trustee) (Israel)
designated as 102 Non-Trustee Award (Israel)
designated as 3(9) Award (Israel)
Other

Designation: «Grant     TaxTrack»

Grant Date: «Grant     GrantDate»

Maximum Number of Shares Subject to Awards: [NUMBER]

Form of Payment: Shares

Expiration Date: The RSUs and Performance Shares shall expire in accordance with the Plan, including in case the Grantee’s employment or service terminates for any reason.

Period of Restriction (Vesting Schedule): Subject to the terms and conditions described in the Agreement, the RSUs shall vest and convert into Shares in accordance with the schedule set forth in the Performance Matrix set forth in Attachment B (“Attachment B”)

Performance Period: Fiscal years 2026 and 2027

Performance Goals: Revenue and other key performance indicators as more fully defined in Attachment B

Special Terms (if any):

FREIGHTOS LIMITED

Signed Electronically

By: «Contact_Contact_FullName»

Date of Signature: Manager_SIGN

I acknowledge that I have carefully read the attached Agreement and agree to be bound by all of the provisions set forth in the Agreement, the Notice and the Plan.

GRANTEE

Signed Electronically

«Contact_FullName»

Date of Signature: Employee_SIGN

LONG-TERM INCENTIVE AWARD AGREEMENT

UNDER THE

FREIGHTOS LIMITED 2022 LONG-TERM INCENTIVE PLAN

1.Terminology.

(a)Capitalized terms used in this Agreement are defined in the correlating Notice of Performance Share Award Grant (the “Notice”) and/or in the Plan.

(b)“You”; “Your”; “Grantee” means the recipient of the Award as reflected in the Notice. Whenever this Agreement refers to “you” under circumstances where the provision should logically be construed, as determined by the Administrator, to apply to your estate, personal representative, or beneficiary to whom the Award may be transferred by will or by the laws of descent and distribution, the word “you” shall be deemed to include such person.

(c)“Service” means your employment or other service relationship with the Company and its Affiliates. Your Service will be considered to have ceased with the Company and its Affiliates if, immediately after a sale, merger or other corporate transaction, the trade, business or entity with which you are employed or otherwise have a service relationship is not the Company or its successor or an Affiliate of the Company or its successor.

2.Settlement of Awards.

(a)Vesting of RSUs. The RSUs will become vested in accordance with the Period of Restriction (Vesting Schedule) set forth in the Notice, so long as you are in the Service of the Company from the Grant Date through the applicable Period of Restriction dates. None of the RSUs will become vested after your Service with the Company ceases, unless the Notice Grant provides otherwise with respect to vesting that arises as a result of your cessation of Service.

(b)Earning and Vesting of Performance Shares. The portion of the Awards allocated to a Performance Period shall be “earned” following the end of such Performance Period, as of the date the Committee shall determine and certify: (a) whether the minimum performance levels (as set forth on Attachment B) have been satisfied; (b) and if so, the number of Shares that has been earned, but in no event more than the Maximum Award; and provided that the determinations pursuant to (a) and (b) shall be subject to the Committee’s right to exercise its discretion to reduce the Company’s level of performance based on the factors described in Section 7(h)(2) of the Plan. All calculations as to the Performance Goals shall also be adjusted pursuant to Section 10 of the Plan. In order to receive the Shares subject to the Award, you must be in the Service of the Company from the Grant Date through the date that the Committee certifies the attainment of the Performance Goals.

(c)Right to Receive Shares. If at any time the Administrator determines that the delivery of Shares under the Plan or this Agreement is or may be unlawful under the laws of any applicable jurisdiction, or US, state or non-US securities laws, the right to receive Shares pursuant to the Awards shall be suspended until the Administrator determines that such delivery is lawful. If at any time the Administrator determines that the delivery of Shares under the Plan or this Agreement is or may violate the rules of the national securities exchange on which the Shares are then listed for trade, the right to receive Shares pursuant to the Awards shall be suspended until the Administrator determines that such delivery would not violate such rules. No fractional Shares will be issued under the Awards.

(d)Issuance of Shares upon Vesting. The Company shall issue to you (i) the Shares underlying the vested RSUs as soon as practicable after the lapse of the Restriction Period dates, and (ii) the Shares underlying the Award as soon as practicable after the Committee certifies the attainment of the Performance Goals, in each and every case subject to the Company’s receipt of the requisite withholding taxes, if any. Upon issuance of such Shares, the Company may deliver, subject to the provisions of this Agreement, such Shares on your behalf electronically to the Company’s designated stock plan administrator or such other broker-dealer as the Company may choose at its sole discretion, within reason, or may retain such Shares in uncertificated book-entry form.

3.Termination of Service.

(a)Termination of Award. If there is a Termination of Service, the Awards, after giving effect to any acceleration provisions set forth on the Notice, will be forfeited and terminated immediately upon such event.

(b)Change in Status. In the event that your Service is with a business, trade or entity that, after the Grant Date, ceases for any reason to be part or an Affiliate of the Company, your Service will be deemed to have terminated for purposes of this Section 3 upon such cessation if your Service does not continue uninterrupted immediately thereafter with the Company or an Affiliate of the Company.

4.Nontransferability of Awards. The Awards and, before settlement, the underlying Shares are nontransferable otherwise than by will or the laws of descent and distribution and, during your lifetime. Except as provided above, the Awards and, before settlement, the underlying Shares may not be assigned, transferred, pledged, hypothecated, subjected to any “put equivalent position,” “call equivalent position,” or short position, or disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.

5.Tax Matters and Consultation.

THE GRANTEE IS ADVISED TO CONSULT WITH A TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING OR DISPOSING OR SELLING SHARES ISSUED UPON SETTLEMENT HEREUNDER. THE COMPANY DOES NOT ASSUME ANY RESPONSIBILITY TO ADVISE THE GRANTEE ON SUCH MATTERS, WHICH SHALL REMAIN SOLELY THE RESPONSIBILITY OF THE GRANTEE. Notwithstanding anything to the contrary, including the indication of the type of Awards in the Notice or this Agreement, the Company does not undertake, and shall be under no duty to ensure, and no representation or commitment is made, that the Award qualifies or will qualify under, or that the Grantee will benefit from, any particular tax treatment (such as Section 102 under the Israel tax law or any other treatment), nor shall the Company be required to take any action for the qualification of any Awards under such tax treatment and no indication in any document to the effect that any Awards are intended to qualify for any tax treatment shall imply such an undertaking or representation. If the Awards do not qualify under any particular tax treatment it could result in adverse tax consequences to the Grantee. By signing below, Grantee agrees that the Company and its Affiliates, the Representative and the Trustee, as applicable, and their respective employees, directors, officers and shareholders shall not be liable for any tax, penalty, interest or cost incurred by Grantee as a result of such determination, nor will any of them have any liability of any kind or nature in the event that, for any reason whatsoever, if the Awards do not qualify for any particular tax treatment.

6.Adjustments. The Administrator may make various adjustments to your Awards, including adjustments to the number and type of securities subject to the Awards, if applicable, in accordance with the terms of the Plan. In the event of any transaction resulting in a Change in Control (as defined in the Plan) of the Company, the outstanding Awards will terminate upon the effective time of such Change in Control unless provision is made in connection with the transaction for the continuation or assumption of such Awards by, or for the substitution of the equivalent award of, the surviving or successor entity or a parent thereof, (i) such outstanding Awards the vesting, earning or settlement of which is then solely time-based and not subject to or pending achievement of performance goals shall, immediately before the effective time of the Change in Control, become fully earned and vested, and (ii) such Awards the vesting, earning or settlement of which is then subject to and pending achievement of performance goals shall, immediately before the effective time of the Change in Control. become vested and earned in such amounts as if the applicable performance gGoals for the unexpired performance period had been achieved at the target level .

7.Non-Guarantee of Employment or Service Relationship. Nothing in the Plan or this Agreement will alter your at-will or other employment status or other service relationship with the Company, nor be construed as a contract of employment or service relationship between you and the Company, or as a contractual right for you to continue in the employ of, or in a service relationship with, the Company for any period of time, or as a limitation of the right of the Company to discharge you at any time with or without Cause or notice and whether or not such discharge results in the failure of the Shares to be issued pursuant to the Awards or to become exercisable or any other adverse effect on your interests under the Plan.

8.No Rights as a Stockholder. You shall not have any of the rights of a stockholder with respect to the Shares until such Shares have been issued to you upon the attainment of the Performance Goals pursuant to this Agreement. No adjustment will be made for dividends or distributions or other rights for which the record date is prior to the date such Shares are issued.

9.The Company’s Rights. The existence of the Awards shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

10.Entire Agreement. This Agreement, together with the correlating Notice and the Plan, contain the entire agreement between you and the Company with respect to the Awards. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the Awards shall be void and ineffective for all purposes.

11.Amendment. This Agreement may be amended from time to time by the Administrator in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the Award or Shares as determined in the discretion of the Administrator, except as provided in the Plan or in a written document signed by you and the Company.

12.Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Any conflict between the terms of this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern. A copy of the Plan is available upon request to the Administrator.

13.Section 409A. This Agreement and the Award granted hereunder are intended to comply with, or otherwise be exempt from, Section 409A of the Code. This Agreement and the Awards shall be administered, interpreted and construed in a manner consistent with this intent. Nothing in the Plan or this Agreement shall be construed as including any feature for the deferral of compensation other than the deferral of recognition of income until the settlement of the Awards. Should any provision of the Plan or this Agreement be found not to comply with, or otherwise be exempt from, the provisions of Section 409A of the Code, it may be modified and given effect, in the sole discretion of the Administrator and without requiring your consent, in such manner as the Administrator determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A of the Code. The foregoing, however, shall not be construed as a guarantee or warranty by the Company of any particular tax effect to you.

14.Electronic Delivery of Documents. By your signing the Notice, you (i) consent to the electronic delivery of this Agreement, all information with respect to the Plan and the Award, and any reports of the Company provided generally to the Company’s stockholders; (ii) acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company by telephone or in writing; (iii) further acknowledge that you may revoke your consent to the electronic delivery of documents at any time by notifying the Company of such revoked consent by telephone, postal service or electronic mail; and (iv) further acknowledge that you understand that you are not required to consent to electronic delivery of documents.

15.No Future Entitlement. By execution of the Notice, you acknowledge and agree that: (i) the grant of the Awards is a one-time benefit which does not create any contractual or other right to receive future grants of stock awards, or compensation in lieu of stock awards, even if stock awards have been granted repeatedly in the past; (ii) all determinations with respect to any such future grants, including, but not limited to, the times when stock awards shall be granted or shall become exercisable, the maximum number of shares subject to each stock award, and the purchase price, will be at the sole discretion of the Administrator; (iii) the value of the Awards is an extraordinary item of compensation which is outside the scope of your employment contract, if any; (iv) the value of the Awards is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments or similar payments, or bonuses, long-service awards, pension or retirement benefit (v) the Awards cease upon termination of employment with the Company or transfer of employment from the Company, or other cessation of eligibility for any reason, except as may otherwise be explicitly provided in this Agreement; and (vi) no claim or entitlement to compensation or damages arises if the Shares do not increase in value and you irrevocably release the Company from any such claim that does arise.

16.Personal Data. For the purpose of implementing, administering and managing the Awards, you, by execution of the Notice, consent to the collection, receipt, use, retention and transfer, in electronic or other form, of your personal data by and among the Company and its third party vendors or any potential party to any Change in Control transaction or capital raising transaction involving the Company. You understand that personal data (including but not limited to, name, home address, telephone number, employee number, employment status, social security number, tax identification number, date of birth, nationality, job and payroll location, data for tax withholding purposes and shares awarded, canceled, vested and unvested) may be transferred to third parties assisting in the implementation, administration and management of the Awards and the Plan and you expressly authorize such transfer as well as the retention, use, and the subsequent transfer of the data by the recipient(s). You understand that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that data will be held only as long as is necessary to implement, administer and manage the Awards. You understand that you may, at any time, request a list with the names and addresses of any potential recipients of the personal data, view data, request additional information about the storage and processing of data, require any necessary amendments to data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s Secretary. You understand, however, that refusing or withdrawing your consent may affect your ability to accept a stock award.

17.Additional Compliance. Notwithstanding any provisions in this Agreement, with respect to a Grantee who is an Eligible 102 Participant the grant of Awards shall be subject to any provisions, acknowledgment, special terms and conditions set forth in Attachment A hereto which constitutes an integral part of this Agreement. In case of any contradictions between the provisions of Attachment A and this Agreement the provisions of Attachment A shall prevail.

18.Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Administrator relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of Delaware, without regard to its provisions concerning the applicability of laws of other jurisdictions.

19.Resolution of Disputes. Any dispute or disagreement which shall arise under, or as a result of, or pursuant to or relating to, this Agreement shall be determined by the Administrator in good faith in its absolute and uncontrolled discretion, and any such determination or any other determination by the Administrator under or pursuant to this Agreement and any interpretation by the Administrator of the terms of this Agreement, will be final, binding and conclusive on all persons affected thereby. You agree that before you may bring any legal action arising under, as a result of, pursuant to or relating to, this Agreement you will first exhaust your administrative remedies before the Administrator. You further agree that in the event that the Administrator does not resolve any dispute or disagreement arising under, as a result of, pursuant to or relating to, this Agreement to your satisfaction, no legal action may be commenced or maintained relating to this Agreement more than twenty-four (24) months after the Administrator’s decision.

20.Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Attachment A

For Eligible 102 Participant

1.

Acceptance of the Grant and Acknowledgments. The Grantee is hereby: (a) accepts that the Award is granted under the Plan and this Agreement, (b) acknowledges to have received, read and understood the Plan and this Agreement, and (c) agrees to be bound by the terms and provisions of the Plan, the Election, the Trust Agreement, and the provisions of Section 102, in each case as amended from time to time, the Agreement and this Attachment A, and any tax ruling which was approved by the ITA with respect to the Plan.

2.	Taxation. The following provision supplements the Agreement:

Notwithstanding the above, a Grantee who was granted an Award under Section 102, declares and acknowledges that:

(a)

The Grantee accepts and agrees that with respect to any 102 Trustee Grant granted to him or her, the grant date for Section 102 purposes, is the date in which the Company issues the Performance Shares (the "Section 102 Grant Date").

(b)

The Grantee accepts and agrees that with respect to any 102 Trustee Grant granted to him or her, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, he or she shall not sell or release from trust any Performance Shares until the lapse of the Required Holding Period under Section 102, which shall commence on the Section 102 Grant Date. Notwithstanding the above, the Grantee is aware that if any such sale or release occurs during the Required Holding Period (and such sale or release is not allowed by Section 102), the sanctions under Section 102 and under any rules or regulation or orders or procedures promulgated thereunder shall apply to him or her and shall be borne solely by him or her.

(c)

With respect to 102 Trustee Grant, the Grantee hereby acknowledges that he or she is familiar with the provisions of Section 102 and the regulations and rules promulgated thereunder, including without limitations the type of Award granted to him or her hereunder and the tax implications applicable to such grant.

(d)

Should any Non-Trustee Grant be granted to the Grantee, the Grantee hereby agrees that should he or she cease to be employed by the Company or any Affiliate the Grantee shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of the Shares, all in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated thereunder.

(e)

By signing the Agreement (including this Attachment) the Grantee acknowledges that he or she is aware and agree that any tax consequences arising from the grant of any Award (or dividend equivalent awards), from the vesting thereof, from the payment for Shares or from any other event or act (of the Company and/or its Affiliate, the Trustee, or the Grantee himself) hereunder, shall be borne solely by him or her. The Company and/or its Affiliate and/or the Trustee shall be entitled to withhold taxes according to any requirement under applicable laws, rules, tax rulings and regulations. Furthermore, the Grantee hereby agrees and undertakes to indemnify and reimburse the Company and/or its Affiliate and/or their respective employees, officers, directors or any person acting on their behalf, and/or the Trustee, as the case may be, and hold each of them harmless against and from any and all liability for any tax (including, without limitation, income tax, national insurance and health tax), interest, linkage differentials and penalties thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to such Grantee.

(f)

The Grantee will not be entitled to receive from the Company any Shares allocated or issued prior to the full payments of his or her tax liabilities arising from Award which were granted to him or her and/or Share issued upon attainment of the Performance Goal. For the avoidance of doubt, neither the Company nor the Trustee shall be required to affect or complete any registration or recordation in its corporate books and records in respect of any Share issuable upon attainment of the Performance Goal by the Grantee nor release any share certificate to the Grantee until all payments required to be made by the Grantee have been fully satisfied.

(g)

The Grantee hereby undertakes not to have any claim against the Company or any of its directors, employees, shareholders or advisors if it emerges, at the time of grant, vesting or recipient of the Award, that the Grantee’s investment in the Share was not worthwhile, for any reason whatsoever.

(h)	With respect to the Award, by signing this Agreement the Grantee hereby confirms the following:
(i)

He or she has been notified that the receipt of the Award and the disposition of the Share to be issued upon attainment of the Performance Goal may result in tax consequences to the Grantee, and that the Grantee has been advised by the Company to consult a tax adviser in this respect;

(ii)

Neither the Company nor any of its employees, officers, directors or any other person acting on its behalf (including representatives, legal counsels and tax advisers) have or shall be deemed to have provided the Grantee any advice with respect to the grant of any Award, the terms of this Agreement, the Plan, or any other document, or with respect to any tax consequences.

3.	Trustee.
(a)

With respect to the Award granted pursuant hereto, by signing and delivering the Agreement (including this Attachment A), the Grantee hereby confirms that he or she read the provisions of the Trust Agreement, [a copy of which is attached hereto as Appendix A], and that the terms and conditions thereof are hereby agreed and acknowledged and it is agreed that a condition to the grant of the Award is the Grantee’s agreement to be bound by, and comply with, its provisions.

(b)	The grant of the Award is conditioned upon the Grantee signing all documents requested by the Company, the Trustee and the ITA (if required).
(c)	The Company may replace the Trust Agreement or amend, cancel, renew or replace the terms of the Agreement at any time, at its sole discretion, subject to the provisions of Section 102.

By signing and delivering the Agreement, the Grantee hereby confirms that he or she is aware that the Award and dividend equivalent awards may be held by a global stock plan administrator other than the Trustee, and that any Share allocated or issued upon attainment of the Performance Goal shall only be transferred and held by the Trustee in trust for the benefit of the Grantee. In any event, any Award, dividend equivalent awards (or any Share allocated or issued upon attainment of the Performance Goal and dividend equivalent awards) shall not be transferred directly from the global stock plan administrator to the Grantee or any other person other than the Trustee.

{Glossary begins on next page}

GLOSSARY

(a)“Administrator” means the Board or the [committee(s) or officer(s)] appointed by the Board that have authority to administer the Plan.

(b)“Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, Freightos Limited. For this purpose, “control” means ownership of more than 50% of the total combined voting power or value of all classes of stock or interests of the entity.

(c)“Cause” has the meaning ascribed to such term or words of similar import in your written employment or service contract with the Company as in effect at the time at issue and, in the absence of such agreement or definition, means your (i) conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude; (ii) fraud on or misappropriation of any funds or property of the Company, any affiliate, customer or vendor; (iii) personal dishonesty, incompetence, willful misconduct, willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses) or breach of fiduciary duty which involves personal profit; (iv) willful misconduct in connection with your duties or willful failure to perform your responsibilities in the best interests of the Company; (v) illegal use or distribution of drugs; (vi) violation of any Company rule, regulation, procedure or policy; or (vii) breach of any provision of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement executed by you for the benefit of the Company, all as determined by the Administrator, which determination will be conclusive.

(d)“Change in Control” has the meaning set forth in the Plan.

(e)“Code” means the Internal Revenue Code of 1986, as amended.

(f)“Company” includes Freightos Limited and its Affiliates, except where the context otherwise requires. For purposes of determining whether a Change in Control has occurred, Company shall mean only Freightos Limited

(g)“Fair Market Value” shall have the meaning set forth in the Plan.

(h)“Plan” means the Freightos Limited 2022 Long-Term Incentive Plan and its Sub-Plan for Israeli Participants.

(i)“Service” means your employment or other service relationship with the Company and its Affiliates. Your Service will be considered to have ceased with the Company and its Affiliates if, immediately after a sale, merger or other corporate transaction, the trade, business or entity with which you are employed or otherwise have a service relationship is not the Company or its successor or an Affiliate of the Company or its successor.

(j)“Shares” mean the shares of Common Stock underlying the Awards.

(k)“Notice” means the written notice evidencing the grant of the Awards that correlates with and makes up a part of this Agreement.

(l)“Termination of Service” has the meaning set forth in the Plan.

(m)“Total and Permanent Disability” has the meaning set forth in the Plan.

(n)“You”; “Your”; “Grantee” means the recipient of the as reflected on the Notice of Award Grant. Whenever the Agreement refers to “you” under circumstances where the provision should logically be construed, as determined by the Administrator, to apply to your estate, personal representative, or beneficiary to whom the Awards may be transferred by will or by the laws of descent and distribution, the word “you” shall be deemed to include such person.

Appendix A

TRUST AGREEMENT

[Hebrew document]